UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 3)

                                OfficeMax, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Common Stock, no par value ("OfficeMax Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67622M108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

------------------------
CUSIP No. 67622M108
------------------------


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Carlos Slim Helu

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY            6    SHARED VOTING POWER
        OWNED BY                   16,910,000 OfficeMax Shares (See Item 4(c))
          EACH
       REPORTING              7    SOLE DISPOSITIVE POWER
      PERSON WITH                  - 0 -

                              8    SHARED DISPOSITIVE POWER
                                   16,910,000 OfficeMax Shares  (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,910,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON

         IN

------------------------
CUSIP No. 67622M108
------------------------


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Carlos Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY            6    SHARED VOTING POWER
        OWNED BY                   16,910,000 OfficeMax Shares (See Item 4(c))
          EACH
       REPORTING              7    SOLE DISPOSITIVE POWER
      PERSON WITH                  - 0 -

                              8    SHARED DISPOSITIVE POWER
                                   16,910,000 OfficeMax Shares  (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,910,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON

         IN

------------------------
CUSIP No. 67622M108
------------------------


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Marco Antonio Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY            6    SHARED VOTING POWER
        OWNED BY                   16,910,000 OfficeMax Shares (See Item 4(c))
          EACH
       REPORTING              7    SOLE DISPOSITIVE POWER
      PERSON WITH                  - 0 -

                              8    SHARED DISPOSITIVE POWER
                                   16,910,000 OfficeMax Shares  (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,910,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON

         IN

------------------------
CUSIP No. 67622M108
------------------------


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Patrick Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY            6    SHARED VOTING POWER
        OWNED BY                   16,910,000 OfficeMax Shares (See Item 4(c))
          EACH
       REPORTING              7    SOLE DISPOSITIVE POWER
      PERSON WITH                  - 0 -

                              8    SHARED DISPOSITIVE POWER
                                   16,910,000 OfficeMax Shares  (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,910,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON

         IN

------------------------
CUSIP No. 67622M108
------------------------


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Maria Soumaya Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY            6    SHARED VOTING POWER
        OWNED BY                   16,910,000 OfficeMax Shares (See Item 4(c))
          EACH
       REPORTING              7    SOLE DISPOSITIVE POWER
      PERSON WITH                  - 0 -

                              8    SHARED DISPOSITIVE POWER
                                   16,910,000 OfficeMax Shares  (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,910,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON

         IN

------------------------
CUSIP No. 67622M108
------------------------


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Vanessa Paola Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY            6    SHARED VOTING POWER
        OWNED BY                   16,910,000 OfficeMax Shares (See Item 4(c))
          EACH
       REPORTING              7    SOLE DISPOSITIVE POWER
      PERSON WITH                  - 0 -

                              8    SHARED DISPOSITIVE POWER
                                   16,910,000 OfficeMax Shares  (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,910,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON

         IN

------------------------
CUSIP No. 67622M108
------------------------


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Johanna Monique Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY            6    SHARED VOTING POWER
        OWNED BY                   16,910,000 OfficeMax Shares (See Item 4(c))
          EACH
       REPORTING              7    SOLE DISPOSITIVE POWER
      PERSON WITH                  - 0 -

                              8    SHARED DISPOSITIVE POWER
                                   16,910,000 OfficeMax Shares  (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,910,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON

         IN

------------------------
CUSIP No. 67622M108
------------------------


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Inmobiliaria Carso, S.A. de C.V.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5    SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY            6    SHARED VOTING POWER
        OWNED BY                   16,910,000 OfficeMax Shares (See Item 4(c))
          EACH
       REPORTING              7    SOLE DISPOSITIVE POWER
      PERSON WITH                  - 0 -

                              8    SHARED DISPOSITIVE POWER
                                   16,910,000 OfficeMax Shares  (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,910,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON

         HC

------------------------
CUSIP No. 67622M108
------------------------


   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Orient Star Holding LLC

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                              5    SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY            6    SHARED VOTING POWER
        OWNED BY                   16,910,000 OfficeMax Shares (See Item 4(c))
          EACH
       REPORTING              7    SOLE DISPOSITIVE POWER
      PERSON WITH                  - 0 -

                              8    SHARED DISPOSITIVE POWER
                                   16,910,000 OfficeMax Shares  (See Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,910,000 OfficeMax Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         14.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON

         HC

Item 1.

     (a)       Name of Issuer:

               OfficeMax, Inc.

     (b)       Address of Issuer's Principal Executive Offices:

               3605 Warrensville Center Road
               Shaker Heights, OH  44122

Item 2.

     (a)       Name of Persons Filing:

               This statement is filed pursuant to Rule 13d-2(b) under the U.S. Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

               (1)

               Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family"). The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns all of the outstanding voting securities of Inmobiliaria Carso, S.A. de C.V ("Inmobiliaria").

               (2)

               Inmobiliaria is a holding company with interests in the real estate industry, and is the sole member of Orient Star Holdings LLC ("Orient Star").

               (3)

               Orient Star is a holding company with portfolio investments in various companies.

     (b)       Address of Principal Business Office:

               (i) The principal business address for each member of the Slim
                   Family is:

               Paseo de las Palmas
               736 Colonia Lomas de Chapultepec
               11000 Mexico D.F.

               Mexico

               (ii) Inmobiliaria's principal business address is:

               Insurgentes Sur #3500, PB-4
               Colonia Pena Pobre
               14060 Mexico D.F.
               Mexico

               (iii) Orient Star's principal business address is:

               1000 Louisiana Street
               Suite 565
               Houston, TX  77002

     (c)       Citizenship:

               Each member of the Slim Family is a Mexican citizen. Inmobiliaria is a sociedad anonima de capital variable organized under the laws of the United Mexican States, and Orient Star is a Delaware limited liability company.

     (d)       Title of Class of Securities:

               Common Stock, no par value

     (e)       CUSIP Number:

               67622M108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

(a) |_|  Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

(b) |_|  Bank as defined in Section 3(a)(6) of the Act  (15 U.S.C. 78c)

(c) |_| Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

(d) |_| Investment Company registered under Section 8 of the Investment Company Act (15 (U.S.C. 80a-8)

(e) |_| Person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940
         (15 U.S.C. 80b-3) or under the laws of any state.

(f) |_| Employee Benefit Plan or Endowment Fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

(g) |_| Parent Holding Company or Control Person in accordance with ss.240.13d-1(b)(ii)(G)

(h) |_| Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

(i) |_| Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

(j) |_|  Group in accordance withss.240.13d-1(b)(1)(ii)(J)

Item 4.  Ownership.

     (a)  Amount Beneficially Owned:

          As of December 31, 2001, (i) Orient Star directly owns 16,910,000 OfficeMax Shares, (ii) Inmobiliaria, as the sole member of Orient Star, is deemed to beneficially own indirectly the OfficeMax Shares owned directly by Orient Star, and (iii) the Slim Family, which owns all of the issued and outstanding voting securities of Inmobiliaria, is deemed to beneficially own indirectly the OfficeMax Shares deemed beneficially owned indirectly by Inmobiliaria and owned directly by Orient Star.

    (b)   Percent of Class:

          The OfficeMax Shares beneficially owned by the Reporting Persons constitute approximately 14.9% of the issued and outstanding OfficeMax Shares (based on the total number of OfficeMax Shares issued and outstanding as contained in the most recently available filing with the Securities and Exchange Commission).

     (c)  Number of shares as to which such person has:

             (i)  Sole power to vote or to direct the vote:
                  -0-
            (ii)  Shared power to vote or to direct the vote:
                  16,910,000 OfficeMax Shares
           (iii)  Sole power to dispose or to direct the disposition of:
                  -0-
            (iv)  Shared power to dispose or direct the disposition of:
                  16,910,000 OfficeMax Shares

Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        Not applicable.

Item 8. Identification and Classification of Members of the Group.

        Not applicable.

Item 9. Notice of Dissolution of Group.

        Not applicable.

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* The Powers of Attorney dated January 14, 2000 and Joint Filing Agreement, dated January 18, 2000, filed as exhibits to the
         Schedule 13G filed by the Reporting Persons with the Securities and Exchange Commission on May 19, 2000 are hereby incorporated herein by reference.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

Carlos Slim Helu

--------------------------------------------

Carlos Slim Domit
                                                   By: /s/ Eduardo Valdes
--------------------------------------------           ------------------------
                                                       Eduardo Valdes
Marco Antonio Slim Domit                               Attorney-in-Fact

--------------------------------------------           February 8, 2002
Patrick Slim Domit

--------------------------------------------

Maria Soumaya Slim Domit

--------------------------------------------

Vanessa Paola Slim Domit

--------------------------------------------

Johanna Monique Slim Domit

--------------------------------------------

INMOBILIARIA CARSO, S.A. DE C.V.

--------------------------------------------
By:    Alejandro Escoto
Title: Attorney-in-Fact

ORIENT STAR HOLDINGS LLC

--------------------------------------------
By:    James M. Nakfoor
Title: Manager